Exhibit 99.2

November 2, 2010

Harrah’s Entertainment, Inc.

One Caesars Palace Drive

Las Vegas, NV 89109

Dear Board of Directors of Harrah’s Entertainment, Inc.:

It is my understanding that Harrah’s Entertainment, Inc., a Delaware corporation (the “Company”), has filed a Registration Statement on Form S-1 (Registration No. 333- 168789) (the “Registration Statement”) in connection with (a) the resale of the Company’s common stock, par value $0.01 per share (the “Common Stock”), by the selling stockholders identified in the prospectus relating to the exempt exchange offer referred to as the Private Placement in the prospectuses contained in the Registration Statement, and (b) the anticipated initial public offering of the Company’s Common Stock. The Company has requested that I be named as a nominee to its board of directors in the Registration Statement and prospectuses contained therein.

I hereby consent to (1) being named as a nominee to the Company’s board of directors in the Registration Statement and prospectuses contained therein, as each may be amended from time to time and (2) the filing of this consent as an exhibit to the Registration Statement and any amendments thereto, and I hereby accept the nomination as a director of the Company if so chosen.

Sincerely,

/s/ David B. Sambur
David B. Sambur